EXHIBIT 99.1
Panhandle Oil & Gas Inc.
Sets Quarterly Dividend Payment;
Announces Restructuring of Board of Directors
     Oklahoma City — Panhandle Oil & Gas Inc.(NYSE: PHX) today announced that its Board of Directors at its October 29, 2008 meeting approved its regular $.07 per share quarterly dividend. The dividend will be payable on December 10, 2008 to shareholders of record on November 25, 2008.
Additionally, a restructuring of the Board of Directors of Panhandle was announced. Effective November 1, 2008, Mr. Robert O. Lorenz was named the Lead Independent Director of the Board of Directors and will also continue to serve as Chairman of the Audit Committee of the Board. The position of Chairman of the Board will be eliminated and the oversight of Board activities will be vested in the Lead Independent Director. The Board believes this structure represents best practices of corporate governance for Panhandle. Subsequent to the restructure seven of Panhandle’s eight directors will be outside directors with only one member being from management.
Mr. Lorenz has been on Panhandle’s Board since 2003 and also serves on the boards of OGE Energy Corporation, OGE Enogex GP LLC and Infinity Inc. He also served on the board of Kerr-McGee Corporation until it was acquired by Anadarko Petroleum Corporation.
The Board wishes to thank Mr. E. Chris Kauffman for serving as Chairman of the Board since 2005 and looks forward to his continued service as a director.
Forward-Looking Statements and Risk Factors
     This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include current expectations or forecasts of future events. They may include estimates of oil and gas reserves, expected oil and gas production and future expenses, projections of future oil and gas prices, planned capital expenditures for drilling, leasehold acquisitions and seismic data, statements concerning anticipated cash flow and liquidity and Panhandle’s strategy and other plans and objectives for future operations. Although Panhandle believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in Part 1, Item 1 of Panhandle’s 2007 Form 10-K filed with the Securities and Exchange Commission.

     These “Risk Factors” include the volatility of oil and gas prices; Panhandle’s ability to compete effectively against strong independent oil and gas companies and majors; the availability of capital on an economic basis to fund reserve replacement costs; Panhandle’s ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and the amount and timing of development expenditures; uncertainties in evaluating oil and gas reserves; unsuccessful exploration and development drilling; declines in the values of our oil and gas properties resulting in write-downs; the negative impact lower oil and gas prices could have on our ability to borrow; and drilling and operating risks.
     Do not place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Panhandle undertakes no obligation to update this information. Panhandle urges you to carefully review and consider the disclosures made in this presentation and Panhandle’s filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect Panhandle’s business.
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